Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S 3 of our report dated February 19, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments discussed in Note 14, the revisions discussed in Note 1, and disclosure of the offsetting of derivative assets and liabilities presented in Note 8, as to which the date is September 27, 2013, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Caterpillar Financial Services Corporation’s Current Report on Form 8-K, dated September 27, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Peoria, Illinois

October 8, 2013